Exhibit 10.1

SOUTH AMERICAN GOLD CORP.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of June 24, 2011 (the “Effective Time”), by and between SOUTH AMERICAN GOLD CORP., a Nevada corporation, (the “Company”) and CAMILO VELASQUEZ (the “Consultant”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Position.  The Company retains Consultant to serve as its Chief Financial Officer and Corporate Secretary.

2.           Duties.  Consultant agrees to discharge the duties, functions and responsibilities commensurate with his position and such other duties and responsibilities as may be prescribed from time to time by the Board of Directors of the Company (the “Board”). Consultant shall devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates.

3.           Term.  This Agreement shall commence as of the Effective Time and, unless terminated as set forth in Section 7, continue for a period of one-year; provided, however, that on each anniversary of the Effective Time the term of the Agreement shall automatically be extended for an additional one-year period (restoring the initial one-year term), unless either party notifies the other party in writing at least 30 days prior to such anniversary. The term of this Agreement as in effect from time to time shall be referred to as the “Term.”

4.           Compensation.  During the Term, the Company shall pay Consultant, or at Consultant’s option his personal service company, at salary of six thousand dollars ($6,000.00) for every month of service payable at the time and in the manner dictated by the Company’s standard payroll policies. The monthly rate of compensation may be periodically reviewed and increased (but not decreased without Consultant’s express written consent) at the discretion of the Board or Compensation Committee of the Board (the “Committee”) to reflect, among other matters, cost of living increases and performance results (such Base Monthly Rate, including any increases pursuant to this Section 4, the “Monthly Rate”).

5.            Other Compensation and Fringe Benefits. Consultant shall be entitled to the standard Company benefits enjoyed by the Company’s other top executives as a group during the Term.

6.           Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse Consultant each month for his reasonable travel, business and professional memberships, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.

7.           Termination of Consultant. The Company or Consultant may terminate Consultant’s service with the Company at any time and for any reason in accordance with Subsection 7(a) below. The Term shall be deemed to have ended on the last day of Consultant’s service with the Company. The Term shall terminate automatically upon Consultant’s death.

(a)
Notice of Termination.  Any purported termination of Consultant (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 21. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Subsection 7(b)) and, with respect to a termination due to Cause (as that term is defined in Subsection 7(d)), Disability (as that term is defined in Subsection 7(e)) or Good Reason (as that term is defined in Subsection 7(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause, unless both parties mutually agree on the termination, or due to Consultant’s Disability. A Notice of Termination from Consultant shall specify whether the termination is with or without Good Reason or due to Disability.

(b)
Date of Termination.  For purposes of this Agreement, the “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Consultant’s death. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Consultant experiences a “separation from service” within the meaning of Code Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

(c)
No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(d)
Cause. For purposes of this Agreement, a termination for “Cause” means a termination by the Company based upon Consultant’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading  nolo contendere to, criminal or other illegal activities involving dishonesty; (iv) material breach of this Agreement; or (v) failure to materially cooperate with or impeding an investigation authorized by the Board. Termination of cause requires unanimous recommendation by the Compensation committee, together with such recommendation indicating written communication the Committee or Board has provided Consultant at least 30 days prior to the termination letter advising the deficiencies in performance described herein.

(e)
Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon Consultant’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.

(f)
Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Consultant during the Term based upon the occurrence (without Consultant’s express written consent) of any of the following:

(i)
a material diminution in Consultant’s position or title, or the assignment of duties to Consultant that are materially inconsistent with Consultant’s position or title in effect as of immediately following the Effective Time;

(ii)	a material diminution in Consultant’s Base Monthly Rate or bonus opportunity;

(iii)
within six (6) months immediately preceding or within one (1) year immediately following a Change in Control: (A) a material adverse change in Consultant’s status, authority or responsibility (e.g. The Company has determined that a change in the department or functional group over which Consultant has managerial authority would constitute such a material adverse change); (B) a requirement that Consultant report to a corporate officer or Consultant instead of reporting directly to the Board; (C) a material diminution in the budget over which Consultant has managing authority; or (D) a material change in the geographic location of Consultant’s principal place of service with the Company; or

(iv)	a material breach by the Company of any of its obligations under this Agreement.

Notwithstanding the foregoing, Consultant being placed on a paid leave for any period of time pending a determination of whether there is a basis to terminate Consultant for Cause shall not constitute Good Reason.  Consultant’s continued service with the Company shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless:

(1)
Consultant gives Notice of Termination to the Company specifying the condition or event relied upon for such termination either: (x) within sixty (60) days of the initial existence of such event; or (y) in the case of an event predating a Change in Control, within sixty (60) days of the Change in Control; and

(2)
the Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Consultant’s Notice of Termination (the “Cure Period”). In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Consultant’s “separation from service” (within the meaning of Code Section 409A) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

8.           Obligations of the Company Upon Termination.

(a)
Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by Consultant for Good Reason. Subject to Sections 8(e) and 14, if Consultant is terminated by: (1) the Company for any reason other than Cause, Death or Disability; or (2) Consultant for Good Reason:

(i)
The Company shall pay Consultant the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid compensation for time worked; and (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Consultant for expenses incurred prior to the Date of Termination; and

(ii)
The Company shall pay Consultant, within fifteen (15) business days after the Date of Termination, a lump-sum payment equal to the total compensation earned by Consultant in the three months immediately prior to the Date of Termination (disregarding any reduction in Base Monthly Rate to which Consultant did not expressly consent in writing).

(b)
Termination by the Company for Cause and by Consultant without Good Reason. If Consultant is terminated by the Company for Cause or by Consultant without Good Reason, the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations if the Consultant has been with the Company less than twelve months, otherwise payments will be the same as (a) unless there by unanimous vote the Compensation committee elects under these circumstances to pay the three months compensation described above.

(c)
Termination due to Death or Disability. Subject to Sections 8(e), if Consultant is terminated due to death or Disability, the Company shall pay Consultant (or to Consultant’s estate or personal representative in the case of death) any Accrued Obligations.

(d)
Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean that the conditions set forth in any one of the following subsections shall have been satisfied:

(i)
the acquisition, directly or indirectly, by any “person” (within the meaning of Section 3(a)(9) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof) of “beneficial ownership” (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii)
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)
a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger;

(iv)
during any period of one year during the Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period;

(v)
the sale, transfer or other disposition (in one transaction or a series of related transactions) of assets of the Company that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the Company immediately prior to such sale, transfer or other disposition, other than a sale, transfer or other disposition to an entity (x) which immediately following such sale, transfer or other disposition owns, directly or indirectly, at least 50% of the Company’s outstanding voting securities or  (y) 50% or more of whose outstanding voting securities is immediately following such sale, transfer or other disposition owned, directly or indirectly, by the Company. For purposes of the foregoing clause, the sale of stock of a subsidiary of the Company (or the assets of such subsidiary) shall be treated as a sale of assets of the Company; or

(vi)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.

(e)
Six-Month Delay. To the extent Consultant is a “specified Employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-l(b)) upon Consultant’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, will be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period (the “Delayed Payment Date”); provided, however, that if Consultant dies following the Date of Termination but prior to the Delayed Payment Date, such amounts shall be paid to the personal representative of Consultant’s estate within thirty (30) days following the Consultant’s death.

9.           Parachute Payment Limit. If any payments or benefits paid or provided or to be paid or provided to Consultant or for his benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his service with the Company or its subsidiaries or the termination thereof(a “Payment” and, collectively, the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then, the Payments shall be reduced to one dollar less than what would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”).

10.           Non-Delegation of Consultant’s Rights. The obligations, rights and benefits of Consultant hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

11.           Confidential Information. Consultant acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. Consultant agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be.  Consultant will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Consultant advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 11. Accordingly, Consultant agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.

12.           Return of the Company Documents. Upon termination of the Term, Consultant shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.

13.           Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by Consultant to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by Consultant of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel Consultant to perform as agreed herein. Consultant hereby acknowledges that obligations under Sections and Subsections 11 and 12 shall survive the Term of the Agreement and be binding by their terms at all times subsequent to the termination of Consultant for the periods specified therein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.

14.           Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 8, Consultant shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by Company, and any waiting periods contained in such release shall have expired; provided that the release shall not apply to Consultant’s rights under the Company’s benefit plans and programs, which rights shall be determined in accordance with the terms of such plans and programs. With respect to any release required to receive payments owed pursuant to Section 8, the Company must provide Consultant with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Consultant and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.

15.           No Mitigation. The Company agrees that, if Consultant is terminated during the Term, Consultant is not required to seek other service or Consulting or to attempt in any way to reduce any amounts payable to Consultant by the Company hereunder.

16.           Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter. This Agreement may be amended only by a written document signed by both parties to this Agreement.

17.           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

18.           Successors. This Agreement may not be assigned by Consultant. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. Consultant agrees and consents to any such assumption by a successor or parent of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “Company” shall mean the Company as herein before defined as well as any such successor or parent that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law.

19.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.           Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Consultant in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

21.           Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:

To Company:

South American Gold Corp.
3645 E. Main Street, Suite 119
Richmond, IN 47374
Attention:  Chief Executive Officer

To Consultant:

Camilio Velasquez
At the most recent address on file at the Company.

22.           Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

23.           Tax Withholding.  The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or other laws.

24.           Code Section 409A.  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”) and shall in all respects be administered in accordance with Code Section 409A. .Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A in the least restrictive manner necessary and without any diminution in the value of the payments to Consultant, which amendment may be retroactive to the extent permitted by Code Section 409A.

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of immediately following the Effective Time.

SOUTH AMERICAN GOLD CORP.

By: /s/    Raymond DeMotte
Raymond DeMotte
Its:          Chief Executive Officer

CAMILIO VELASQUEZ

By: /s/    Camilio Velasquez
Camilio Velasquez